Exhibit 8

LIST OF SUBSIDIARIES OF SUMITOMO MITSUI FINANCIAL GROUP, INC.

List of Subsidiaries at March 31, 2025

Company Name	Jurisdiction
Sumitomo Mitsui Banking Corporation	Japan
Alternative Investment Capital Limited	Japan
Banco Sumitomo Mitsui Brasileiro S.A.	Brazil
BPORTUS Co., Ltd.	Japan
Japan Pension Navigator Co., Ltd.	Japan
JRI Holdings, Limited	Japan
JSC Sumitomo Mitsui Rus Bank	Russia
Plari Town, Inc.	Japan
plus medi corp	Japan
PT Bank SMBC Indonesia Tbk	Indonesia
PT Oto Multiartha	Indonesia
PT Summit Oto Finance	Indonesia
Sakura Finance Asia Limited	Hong Kong
SFVI Limited	British Virgin Islands
SMBC Advisory Services Saudi Arabia LLC	Saudi Arabia
SMBC Americas Holdings, Inc.	U.S.A.
SMBC Asset Management Services (UK) Limited	U.K.
SMBC Bank EU AG	Germany
SMBC Bank International plc	U.K.
SMBC Capital Markets, Inc.	U.S.A.
SMBC Capital Partners Co., Ltd.	Japan
SMBC CLOUDSIGN, Inc.	Japan
SMBC Consulting Co., Ltd.	Japan
SMBC Consumer Finance Co., Ltd.	Japan
SMBC Digital Marketing, Ltd.	Japan
SMBC Electronic Monetary Claims Recording Co., Ltd.	Japan
SMBC GMO PAYMENT, Inc.	Japan
SMBC Guarantee Co., Ltd.	Japan
SMBC HUMAN CAREER Co., Ltd.	Japan
SMBC International Finance N.V.	Netherlands Antilles
SMBC Leasing and Finance, Inc.	U.S.A.
SMBC MANUBANK	U.S.A.
SMBC Nikko Capital Markets Limited	U.K.
SMBC Nikko Securities America, Inc.	U.S.A.
SMBC Nikko Securities Inc.	Japan
SMBC REIT Management Co., Ltd.	Japan
SMBC ReSolutions Inc.	Japan
SMBC Servicer Co., Ltd.	Japan
SMBC Trust Bank Ltd.	Japan
SMBC VALUE CREATION CO., LTD.	Japan
SMBC Venture Capital Co., Ltd.	Japan
SMBC Venture Capital Management Co., Ltd.	Japan
SMFG India Credit Company Limited	India
Sumitomo Mitsui DS Asset Management Company, Limited	Japan
Sumitomo Mitsui Banking Corporation Malaysia Berhad	Malaysia
Sumitomo Mitsui Banking Corporation (China) Limited	China
Sumitomo Mitsui Card Company, Limited	Japan
Sumitomo Mitsui Finance Dublin Limited	Ireland
The Japan Research Institute, Limited	Japan
TT International Asset Management Ltd	U.K.